EXHIBIT 10.37

May 5, 2010

Jeff Hansberry

Dear Jeff,

Congratulations! It is with great pleasure that I confirm your offer of employment for the position of president, Global Consumer Products and Foodservice at Starbucks Coffee Company reporting directly to me. I look forward to your first day on a mutually agreed upon date.

As a new partner, you will soon be participating in various immersion activities that will provide you information about Starbucks history and culture.

Here Are The Specifics Of Your Offer:

You will be paid at a base salary that annualizes to $480,000.

Sign-On Bonus

You will receive a sign-on bonus of $125,000, less payroll taxes to be paid on your first regularly scheduled pay date after 45 days of employment. Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a pro-rata gross share (n/12 based on number of months worked) of the sign-on bonus increment that you received. Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plans.

By accepting this position you agree that in the event you are responsible for reimbursing a pro-rata gross share of the sign-on bonus, the amount may be deducted from your final pay, to the extent allowed by law. If the amount due exceeds that collected from the final pay, then you agree to pay the balance within 30 days after the effective termination date of employment with Starbucks.

Executive Management Bonus Plan

You will be eligible to participate in the Executive Management Bonus Plan (EMBP) this fiscal year if your start date is by the end of the third fiscal quarter. If your start date is on or after the first day of the fourth quarter, you will be eligible to participate next fiscal year. Your incentive target will be 65% of your eligible base salary, prorated from your eligibility date through the end of the fiscal year. Payout will be based on achievement of Company, business unit/department, and individual objectives. For more information about the EMBP, or a copy of the plan document, please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Stock

You will be granted: (i) stock options to purchase shares of Starbucks common stock with an economic value of $300,000 (USD) and (ii) restricted stock units with an economic value of $300,000 (USD), under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee of the Board of Directors or its designee. The stock options will be non-qualified with an exercise price equal to the regular trading session closing price of a share of Starbucks stock on the date of grant. The options will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment. The restricted stock units will also vest in equal

Jeff Hansberry

installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment. The grant date of your equity award will be after you assume your new position and otherwise effective in accordance with the Company’s equity grant timing policy.

As a senior executive, the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years. Your minimum investment as president, Global Consumer Products and Foodservice is $750,000. A copy of the guidelines will be provided to you.

Management Deferred Compensation Plan

You may be eligible to participate in the Management Deferred Compensation Plan (MDCP) if you are on our U.S. payroll and meet the eligibility criteria. The MDCP is Starbucks non-qualified retirement plan that provides eligible partners with the opportunity to save on a tax-deferred basis. If you are eligible, you will receive general information and enrollment materials at your home address as soon as administratively possible after your mutually agreed upon start date on U.S. payroll. These materials will outline the limited window in which you will have an opportunity to enroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. Once eligible, you may also obtain more information about the MDCP online at www.netbenefits.fidelity.com.

Future Roast 401(k) Savings Plan

You will be able to participate in the Future Roast 401(k) Savings Plan if you are on our U.S. payroll and meet the eligibility requirements. The Future Roast 401(k) provides eligible partners with the opportunity to save on a tax-deferred basis. Two weeks prior to your eligibility date, you will receive general information and enrollment materials at your home address. These materials will outline the specific plan provisions including eligibility for and crediting of the employer matching contributions. If you have questions about the Future Roast 401(k) Plan, please contact the Starbucks Savings Team at savings@starbucks.com. You may also obtain more information about the Future Roast 401(k) at http://LifeAt.sbux.com by clicking on Pay, Stock & Savings and choosing the Future Roast 401(k) link. Once eligible, you may obtain more information about the Future Roast 401(k) online at www.netbenefits.fidelity.com.

Relocation Benefits

Starbucks wants your move to the Seattle area to be a positive one. We have partnered with a Paragon relocation consultant who will solely focus on assisting you with your relocation needs.

You will be eligible for relocation benefits if you accept our offer of employment which will be determined after an assessment call is completed between you and a Paragon relocation consultant. Upon completion of the assessment, an overview of relocation benefits will be sent to you by the Starbucks Global Relocation Team. Starbucks will activate your relocation services upon acceptance of our offer. A Paragon consultant will contact you to begin the process within 24 hours of receiving the relocation authorization from Starbucks. You will be required to sign the Partner Relocation Repayment Agreement and return it to your Paragon consultant before relocation benefits will be administered (refer to the attached Agreement). If you have any questions in the interim, please talk with your Starbucks Partner Resources contact.

No relocation expenses should be charged to a Starbucks Corporate Credit Card, nor should they be submitted to Starbucks Accounts Payable via Concur. If you have any questions regarding your relocation expenses, please reach out to your Paragon consultant. All relocation benefits must be utilized within one year of the effective start date of your new position.

Jeff Hansberry

COBRA

Should you elect COBRA (continuation of health coverage) from your previous employer, Starbucks will reimburse you for your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits after the mandatory waiting period has lapsed as set forth in the applicable Starbucks benefits plan. Once you have signed up for COBRA coverage (within the 60-day election period), submit proof of payment(s) to your Partner Resources contact for processing. The proof of payment must be submitted for reimbursement within 60 days of your Starbucks benefit eligibility date. The reimbursement is classified as income by the federal government and is subject to all applicable payroll taxes and deductions

Executive Life Insurance

As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam

You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment.

Benefits

An overview of Starbucks benefits, savings and stock programs can be found at http://media.starbucks.com.edgesuite.net/dotcom/media/pdf/YSB_Guide%205-11-09.pdf. If you have questions regarding these programs or eligibility, please call the Starbucks Partner Contact Center at 1(877)SBUXBEN. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at anytime without notice.

Recovery of Incentive Compensation Policy

As a Section 16 officer of the Company, you are subject to the Starbucks Recovery of Incentive Compensation Policy (Clawback Policy). The Clawback Policy is included in the attached consent which you are required to sign indicating that you have read and agree to the terms and conditions of the policy.

Insider Trading

As an executive of the Company with access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you your first day and you will be required to sign a certificate indicating that you have read and understood the policy.

Coffee Hedging Policy

As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account.

If you accept this offer it is contingent upon your satisfying the conditions of hire including:

•	Starbucks standard Insider Trading/Confidentiality Policy and Procedure document and Confidentiality/Invention Agreement (All Employees)

•	Background Check

Jeff Hansberry

Your employment with Starbucks Coffee Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law. Further, by signing this letter you affirm that no assurances regarding your employment have been made other than those appearing in this letter.

On behalf of the entire team, I am excited to welcome you to the team and look forward to working with you.

Warm regards,

/s/ Howard Schultz
Howard Schultz chairman, president and chief executive officer

cc:	Partner File Stock Administration (S-HR3) Executive Recruiting

Enc.

Non-Competition Agreement

Starbucks Recovery of Incentive Compensation Policy Consent

Coffee Hedging Agreement

COBRA FAQ Document

Background Inquiry Application

2010 Benefits Comparison

Relocation Repayment Agreement

U.S. Domestic Relocation Addendum

I accept employment with Starbucks Coffee Company, or its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Jeff Hansberry	5/7/10
Jeff Hansberry	Date of Acceptance

Please fax this signed letter, your non-compete agreement and recovery of incentive compensation policy consent to Kalen Holmes, and send original documents at your convenience.